UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 14, 2006

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 14, 2006, Nabi Biopharmaceuticals (“Nabi” or the “Company”) consummated the sale of PhosLo® (calcium acetate) and the product’s related assets (excluding certain assets including cash and accounts receivable) to Fresenius Manufacturing U.S.A., Inc. (“Fresenius”), a U.S. subsidiary of Fresenius Medical Care, pursuant to an Asset Purchase Agreement dated October 11, 2006 (the “Agreement”) for consideration of up to $150 million in up front cash, milestone payments, and royalties on sales of a new product formulation under development. The Company’s entry into the Agreement was reported and the terms of the Agreement were summarized in a Current Report on Form 8-K filed with the SEC on October 17, 2006, which is incorporated herein by reference.

Under the terms of the Agreement, on November 14, 2006 (the “Closing Date”) Fresenius paid Nabi $65 million in cash and will pay an additional $20.5 million upon the successful completion of certain milestones, $5 million of which will be paid within five (5) business days of the Closing Date. Fresenius has also acquired rights to a new product formulation currently under development, which Nabi expects will be submitted for licensure in the U.S. during 2007. Following the successful launch of this new product formulation, Fresenius will pay Nabi royalties on sales of the new product formulation over a base amount for ten (10) years after the Closing Date until total consideration paid in the transaction reaches $150 million. Also on the Closing Date, Fresenius assumed certain liabilities associated with the PhosLo business, including the liabilities arising after the Closing Date under assumed contracts and the cost of prosecuting the Roxane patent litigation initiated by Nabi (historical liabilities existing before the Closing Date were not assumed).

Item 9.01. Financial Statements and Exhibits

In accordance with Rule 11-02 of Regulation S-X of the Securities Exchange Act of 1934, as amended, no pro forma financial information is provided because the transaction is reflected as discontinued operations under SFAS No. 144 in the financial statements of the Company accompanying its Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: November 20, 2006	By:	/s/ Jordan I. Siegel
	Name:	Jordan I. Siegel
	Title:	Senior Vice President, Finance and Chief Financial Officer